UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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QS ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QS ENERGY, INC.

23902 FM 2978

Tomball, Texas 77375

NOTICE OF CONSENT SOLICITATION

August 9, 2017

To Our Stockholders:

The Board of Directors of QS Energy, Inc. (the “Company”) is writing to solicit your consent on behalf of the Company to approve a proposal to increase the number of authorized shares of common stock and create and authorize shares of preferred stock of the Company (the “Proposal”).

The Proposal was previously included on the ballot at our July 14, 2017, Annual Meeting of Shareholders. Although over 80 million shares voted in favor of the Proposal at that meeting, and only approximately four million shares voted against, with approximately 966,000 abstaining, the Company requires, under Nevada law, a majority of the Company’s issued and outstanding shares of common stock for approval of the Proposal, approximately 103 million shares. The Proposal was therefore not approved at the Annual Meeting of Shareholders.

Given the importance of the Proposal to the Company and significant stockholder support for the Proposal, we are soliciting here your consent to approve the Proposal, rather than seeking your approval at next year’s annual meeting of the stockholders or calling a special meeting of our stockholders and incurring the expense and time associated with holding a special meeting. For these reasons, the Board has elected to obtain stockholder approval of the Proposal by written consent pursuant to Section 78.320 of the Nevada Revised Statues. This Notice of Consent Solicitation (“Notice”) and accompanying Consent Solicitation Statement are furnished to you by the Company in connection with this solicitation.

We have established the close of business on August 7, 2017, as the record date for determining stockholders entitled to submit written consents for the Proposal. Stockholders holding a majority of Common Stock issued and outstanding as of the close of business on the record date must vote in favor of the Proposal for it to be approved by stockholders. For additional information, see the Consent Solicitation Statement.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement. To be counted, we ask that your properly completed written consent form, accompanying this Notice and the Consent Solicitation Statement (the “Written Consent”), be received before 5:00 p.m. Pacific Standard Time, on October 6, 2017.

Your consent is important regardless of the number of shares of Common Stock that you hold. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WRITTEN CONSENT CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Failure to submit the Written Consent will have the same effect as a vote against the Proposal. An executed written consent form may be revoked at any time before the action authorized by the executed consent becomes effective.

The Board recommends that you consent to the Proposal by marking the box titled “CONSENT” with respect to the Proposal and submitting the Written Consent by one of the methods set forth therein.

Please read the accompanying consent solicitation material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matter presented.

By Order of the Board of Directors,

/s/Jason Lane
Jason Lane
Chief Executive Officer

August 9, 2017

Tomball, Texas

Stockholders Should Read the Entire Consent Solicitation Statement

Carefully Prior to Returning Their Written Consents.

This Consent Solicitation Statement, our Annual Report on Form 10K for the fiscal year ended December 31, 2016, and our Form 10-Q for the quarter ended March 31, 2017 are available at www.qsenergy.com or www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE WRITTEN CONSENT SOLICITATION

Who is making the solicitation?

The solicitation is being made by the Board of Directors of QS Energy, Inc., a Nevada corporation (which may be referred to in this Written Consent Solicitation Statement as “we,” “us,” “our,” the “Company” or “QS Energy”). The Company’s headquarters are located at 23902 FM 2978, Tomball, Texas 77375.

What are we asking that the stockholders consent to?

We are asking you to consent to the approval of a proposal to increase the number of authorized shares of common stock and create and authorize shares of preferred stock of the Company (the “Proposal”).

Does the Board recommend that I consent?

Yes. Our Board recommends that you “CONSENT” to the approval of the increase in the number of authorized shares of common stock and creation and authorization of shares of preferred stock of the Company.

What information is contained in this Consent Solicitation Statement?

The information included in this Consent Solicitation Statement relates to the Proposal, the consent process, and certain other required information, including but not limited to the compensation of directors and the most highly paid executive officers, and beneficial ownership of the Company’s common stock.

Why are we soliciting your consent?

As described more fully below, the Company may require additional capital and may be required to issue additional shares of capital stock in anticipation of what the Board hopes will be a period of development and commercialization of the Company’s AOT technology. This same proposal was made at the 2017 Annual Meeting of the Shareholders of the Company. At that meeting, although over 80 million shares voted in favor of the proposal and only approximately four million shares voted against, with approximately 966,000 abstaining, the Company needed, under Nevada law, approximately 103 million shares for approval. Therefore the Proposal was not approved. We are now therefore soliciting your consent to approve the Proposal, rather than waiting to submit the Proposal at the next annual meeting of the stockholders, or incurring the expense and time of holding a special meeting of the stockholders.

Who may consent to the approval of the Proposal?

Only stockholders of record at the close of business on August 7, 2017 are entitled to consent to the approval of the Proposal. We refer to this date as our “Record Date.”

You may consent all shares of QS Energy common stock you own as of the Record Date, including (1) shares that are held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

As of August 7, 2017, we had 230,914,605 shares of common stock issued and outstanding.

What are the consent rights of the Company’s holders of common stock?

Each outstanding share of the Company’s common stock owned as of the Record Date will be entitled to one consent on the Proposal.

How many consents must be granted in order to approve the Proposal?

The Proposal will be approved when properly completed, unrevoked consents are submitted by the holders of a majority of the issued and outstanding shares of Common Stock of the Company as of the Record Date, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company.

As of August 7, 2017, 230,914,605 shares of our Common Stock were issued and outstanding. Accordingly, if the holders of at least 115,457,303 shares of our Common Stock consent to the approval of the Proposal, the Company will promptly announce that stockholders have consented to the approval of the Proposal, at which time the action being sought by this written consent solicitation will become effective.

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When is the deadline for submitting consents?

For the Proposal to be approved, properly completed and unrevoked written consents from the holders of record of a majority of the shares of our Common Stock, outstanding as of the as of the close of business on the Record Date must be delivered to the Company, under Nevada law, within 60 days of the record date. While we seek to receive all consents by October 6, 2017, we reserve the right to extend such deadline. Effectively, this means that you have until October 6, 2017, to consent to the approval of the Proposal. We urge you to act promptly to ensure that your consent will count.

May the consent solicitation be terminated?

Yes, the Company may terminate the consent solicitation at any time.

What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

Many of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a stockholder of record and being a beneficial owner:

Stockholder of Record: If your shares are registered directly in your name or as a joint holder with our transfer agent, NATCO, you are considered, with respect to those shares, the stockholder of record, and this Consent Solicitation Statement and Notice of Consent Solicitation are being sent to you directly by the Company. As a stockholder of record, you have the right to consent directly to us.

Beneficial Owner: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Consent Solicitation and solicitation materials, together with consent solicitation card, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote on the Proposal via written consent. Your broker, trustee or nominee is responsible for providing consent instructions for you to use in directing the broker, trustee or nominee how to vote your shares via written consent.

What should I do to consent?

If you hold shares of Common Stock as a Stockholder of Record, please submit your consent to us by signing, dating and returning the enclosed written consent form in the postage-paid envelope provided, or by fax or email.

If you hold shares of Common Stock as a Beneficial Owner, only the brokerage firm, bank, dealer, trust company or other nominee holding those shares can execute a consent representing those shares and only upon receipt of your specific instructions. Accordingly, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to consent to the approval of the Proposal on your behalf.

If you hold some shares as a Stockholder of Record and some as a Beneficial Owner, you must consent each set of shares separately pursuant to the instructions above. Similarly, if you are the Beneficial Owner of shares held by more than one firm, bank, dealer, trust company, or other nominee, you must instruct each such account holder to consent to the approval of the Proposal on your behalf for those shares.

What should I do if I decide to revoke my consent?

An executed written consent form may be revoked at any time before the action authorized by the executed consent becomes effective by signing, dating and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated written consent form that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to the Company at 23902 FM 2978, Tomball, Texas 77375. If the holders of at least 115,457,303 shares consent to the approval of the Proposal, the Company will promptly announce that stockholders have consented to the approval of the Proposal, at which time the stockholder action being sought by this written consent solicitation will become effective and stockholders will no longer be entitled to revoke executed written consent forms.

Please note, however, if your shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a revocation of a previously executed consent representing your shares and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to execute a written revocation on your behalf. You can also revoke your consent by signing, dating and returning to that nominee a later dated written consent form.

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Who can help answer my questions?

If you have any questions about the Written Consent Solicitation or how to vote or revoke your consent, you should e-mail questions to Michael McMullen at mike.mcmullen@qsenergy.com. You may also contact us if you need additional copies of this Written Consent Solicitation Statement or voting materials.

Is my consent confidential?

Consents and voting instructions and tabulations that identify individual stockholders will be tabulated and will be handled in a manner that protects your privacy. Your consent or non-consent will not be disclosed either within QS Energy or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation of consents and certification of the consent.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker with consent instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters.

The Proposal is a non-routine matter, and approval of the Proposal requires the affirmative consent of a majority of the outstanding shares of common stock of the Company. As such, a broker non-vote will have the effect of a vote against the Proposal. If you hold your shares in street name and you want your shares voted on the Proposal, it is critical that you provide consent instructions to your broker. We encourage you to provide consent instructions to the organization that holds your shares in order to minimize the number of broker non-votes.

If the shareholders approve the Proposal to increase the number of authorized shares of common stock and authorize preferred stock of the Company, what limits will be placed on the Board with respect to the issuance of such stock?

If the Proposal is approved, and except for the issuance of stock options under the Company’s existing Director Compensation Policy, any issuance of common or preferred shares of the Company shall require unanimous approval of the Board. Notwithstanding, the Company’s CEO, Jason Lane, exercising his business judgment, will be permitted to issue common or preferred shares of the Company in furtherance of a commercial transaction, subject to ratification by a majority vote of the Board.

Who will serve as Tabulation Agent?

Nevada Agency and Transfer Company (“NATCO”) will act as Tabulation Agent.

What does it mean if I receive more than one Notice of Consent Solicitation and/or set of solicitation materials?

If you receive more than one Notice of Consent Solicitation and/or set of solicitation materials, it means your shares are not all registered or held in the same way (for example, some are registered in your name and others are registered jointly with a spouse) and are in more than one account. In order to ensure that you consent all of the shares that you are entitled to consent, you should authorize a consent on all consent solicitation cards to which you are provided access. Similarly, for all shares you hold in street name, you should follow the consent instructions provided by each broker, trustee or nominee for the shares held on your behalf by that broker, trustee or nominee.

Who will bear the cost of soliciting consents for the Proposal?

The Company will pay all costs of the written consent solicitation and will not seek reimbursement of those costs. In addition to the solicitation by mail, the directors, officers and employees of the Company may also solicit consents from stockholders by telephone or in person. These individuals will not receive any additional compensation for such solicitation activities. QS Energy may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If QS Energy does retain a proxy solicitation firm, QS Energy would pay such firm’s customary fees and expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to stockholders.

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Where can I find the results of the Consent Solicitation?

We intend to report final results of the Consent Solicitation in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Where can I find the voting results of the 2017 Annual Meeting of the Stockholders?

On July 19, 2017, the Company reported final results of the 2017 Annual Meeting of the Stockholders in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

What if I have questions for QS Energy’s transfer agent?

Please contact our transfer agent, at the phone number or address listed below, if you are a registered stockholder and have questions concerning stock certificates, transfers or ownership or other matters pertaining to your stock account.

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
Attention: Proxy Department

Fax #775-322-5623 or stocktransfer@natco.org

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CONSENT SOLICITATION STATEMENT

OF

QS ENERGY, INC.

This Consent Solicitation Statement is furnished to you by QS Energy, Inc., a Nevada corporation (the “Company” or “us” or “we” or “our”), in connection with the solicitation of written consents (“Written Consents”) from holders of the Company’s common stock (“Common Stock”) to take action without a meeting of our stockholders. The Board of Directors of the Company is writing to solicit your consent on behalf of the Company to approve a proposal to increase the number of authorized shares of common stock and create and authorize shares of preferred stock of the Company (the “Proposal”).

The Proposal was previously included on the ballot at the July 14, 2017, Annual Meeting of the Shareholders of the Company. Although over 80 million shares voted in favor of the Proposal at that meeting, and only approximately four million shares voted against with 966,000 abstaining, the Company requires a majority of the Company’s issued and outstanding shares of common stock for approval of the Proposal, approximately 103 million shares. Therefore the Proposal was not approved at the Annual Meeting of Shareholders.

Given the importance of the Proposal to the Company and significant stockholder support for the Proposal, the Board has determined to seek stockholder approval of the Proposal by written consent, rather than placing the Proposal on the ballot for next year’s annual meeting of the stockholders or calling a special meeting of our stockholders and incurring the expense and time associated with holding a special meeting. The Board has elected to obtain stockholder approval of the Proposal by written consent pursuant to Section 78.320 of the Nevada Revised Statues. This Notice of Consent Solicitation and accompanying Consent Solicitation Statement are furnished to you by the Company in connection with this solicitation

If stockholder approval of the Proposal is obtained through the Written Consents, the Company will promptly file with the Nevada Secretary of State an amendment to the articles of incorporation of the Company, effectuating the Proposal. The amendment will be effective upon the Nevada Secretary of State’s acceptance of such filing.

TO BE COUNTED, WE ASK THAT YOUR PROPERLY COMPLETED WRITTEN CONSENT BE RECEIVED BY THE TABULATION AGENT, NEVADA AGENCY AND TRANSFER COMPANY, BEFORE 5:00 P.M. PACIFIC STANDARD TIME, ON OCTOBER 6, 2017 (EXPIRATION DATE), IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE WRITTEN CONSENT. WE WILL CONCLUDE THE SOLICITATION AT SUCH TIME AS WE HAVE RECEIVED CONSENTS REPRESENTING A MAJORITY OF THE COMMON SHARES QUALIFIED TO VOTE, WHICH CONCLUSION MAY OCCUR PRIOR TO OCTOBER 6, 2017.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the consent solicitation have been satisfied, subject to applicable law, at any time prior to the Expiration Date to (i) terminate the consent solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the consent solicitation, or (iii) amend the terms of the consent solicitation, including any extension of time to return the Written Consents.

Your consent is important regardless of the number of shares of Common Stock that you hold. Failure to submit your Written Consent will have the same effect as a vote against the Proposal. If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposal, your Written Consent form will be treated as a “CONSENT” to the Proposal.

This consent solicitation statement and the consent solicitation card are first being delivered or mailed to stockholders on or about August 8, 2017. Our Annual Report for the year ended December 31, 2016, on Form 10-K (the “10-K”) and our Quarterly Report for the fiscal quarter ended March 31, 2017, on Form 10-Q (the “10-Q”) are available on our website at www.qsenergy.com or at www.sec.gov. Neither our Annual Report to Stockholders on Form 10-K nor our Quarterly Report to Stockholders on Form 10-Q is to be regarded as soliciting material or as a communication by means of which any solicitation of consents is to be made.

VOTING RIGHTS AND SOLICITATION

We have established the close of business on August 7, 2017, as the record date (the “Record Date”) for determining stockholders entitled to submit written consents for the Proposal. As of the Record Date, we had 230,914,605 shares of common stock, par value $.001 per share, issued and outstanding, and only those shares are entitled to submit written consents for the Proposal. Holders of the common stock of record as of the Record Date will have one vote via written consent for each share of common stock so held.

All consents will be tabulated by the Tabulation Agent, who will separately tabulate affirmative and negative consents, abstentions and broker non-votes.

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Stockholders holding a majority of Common Stock outstanding as of the close of business on the Record Date must consent in favor of the Proposal for it to be approved by stockholders. Shares which abstain from consenting as to the Proposal will have the same effect as a vote against the Proposal. In the event of a broker non-vote with respect to the Proposal, the broker non-vote will have the effect of a vote against the Proposal.

An executed written consent form may be revoked at any time before the action authorized by the executed consent becomes effective by signing, dating and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated written consent form that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to the Company at 23902 FM 2978, Tomball, Texas 77375. If the holders of at least 115,457,303 shares of our Common Stock consent to the approval of the Proposal, the Company will promptly announce that stockholders have consented to the approval of the Proposal, at which time the stockholder action being sought by this written consent solicitation will become effective and stockholders will no longer be entitled to revoke executed written consent forms.

Please note, however, if your shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a revocation of a previously executed consent representing your shares and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to execute a written revocation on your behalf. You can also revoke your consent by signing, dating and returning to that nominee a later dated written consent form.

The entire cost of soliciting written consents will be borne by the Company. Written Consents will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone or by e-mail, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send consent solicitation material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

Absence of Appraisal Rights

Stockholders who abstain from approving the Proposal, or who withhold their consent to the Proposal, do not have the right to an appraisal of their shares of Common Stock, or any similar dissenters’ rights under the Nevada Revised Statutes, or the Articles of Incorporation and Amended and Restated Bylaws of the Company.

Interest of Directors and Executive Officers in the Proposal

Certain members of the Board and certain of the Company’s executive officers own shares of Common Stock and/or warrants, options or other derivative securities of the Company. Accordingly, such individuals have a substantial interest in the Proposal.

The Company’s transfer agent, Nevada Agency and Transfer Company (“NATCO”), will serve as Tabulation Agent for the solicitation. Any questions for the Tabulation Agent may be directed to:

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
Attention: Proxy Department

Fax #775-322-5623 or stocktransfer@natco.org

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PROPOSAL

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK AND

CREATION AND ISSUANCE OF SHARES OF PREFERRED STOCK

The Board of Directors has approved a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 300 million to 500 million and to create a new class of preferred stock and authorize the Company to issue up to 100 million shares of preferred stock, with such rights and on such terms as the Board of Directors may decide (the “Proposal”). The proposed amendment would replace the first paragraph of Article Four of the Articles of Incorporation of the Company with the following language:

“This corporation is authorized to issue two (2) classes of stock, designated “Common Capital Shares” and “Preferred Capital Shares.” The corporation shall have authority to issue an aggregate of Five Hundred Million (500,000,000) Common Capital Shares, par value one mill ($0.001) per share for total par value of Five Hundred Thousand Dollars ($500,000). The corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) Preferred Capital Shares, with such rights and on such terms as the Board may decide, par value one mill ($0.001) per share for total par value of One Hundred Thousand Dollars ($100,000).”

In addition, if the Proposal is approved, and except for the issuance of stock options under the Company’s existing Director Compensation Policy, any issuance of common or preferred shares of the Company shall require unanimous approval of the Board. Notwithstanding, the Company’s CEO, Jason Lane, exercising his business judgment, may issue common or preferred shares of the Company in furtherance of a commercial transaction, subject to ratification by a majority vote of the Board.

The Board of Directors made this same proposal by motion at the 2017 Annual Meeting of the Shareholders of the Company. At that meeting, although over 80 million shares voted in favor of the proposal and only approximately four million shares voted against, with 966,000 abstaining, the Company needed a majority of the Company’s issued and outstanding shares of common stock for approval of the Proposal, approximately 103 million shares. Therefore the motion was not approved.

Given the importance of the Proposal to the Company and significant stockholder support for the Proposal, the Board has determined to seek stockholder approval of the Proposal by written consent, rather than placing the Proposal on the ballot for next year’s annual meeting of the stockholders, or incurring the time and expense associated with holding a special meeting of the stockholders.

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of common stock and create and authorize a new share class of preferred stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants of stock, grants of equity compensation, grants under equity compensation plans, grants of options and warrants, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions, and to satisfy the issuance of shares of our common stock on the exercise of prior grants of our options and warrants. The Company may also require additional capital in order to proceed with the acquisition of properties, assets or transactions. The Board believes that additional authorized shares of common stock and newly authorized shares of preferred stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s stockholders. This is particularly true given the recent change in the Company’s management and Board and their efforts to commercialize the Company’s AOT technology and other business opportunities.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of additional shares of common stock or preferred stock that will result from the Company’s adoption of the proposed amendment, and will issue additional shares only on such terms and only when the Company believes it would be in the Company’s best interest to do so, and only in accordance with the Company’s Board’s fiduciary responsibilities to the Company and its shareholders. Except as otherwise required by law, the newly authorized shares of common stock and preferred stock will be available for issuance at the discretion of the Board (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s common stock and preferred stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

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In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s common stock and preferred stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the best interest of the Company and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of the Company’s common stock or preferred stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s common stock, none of whom has preemptive or similar rights to acquire the newly authorized shares.

With respect to the preferred stock, the Board of Directors will be authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of preferred stock then outstanding) the number of shares of any such preferred stock, and to fix the number of shares of any series of preferred stock. In the event that the number of shares of any series of preferred stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the Board resolution originally fixing the number of shares of such series of preferred stock subject to the requirements of applicable law.

The Board of Directors unanimously recommends a CONSENT to the proposed amendment to increase the number of authorized shares of the Company’s Common Stock from 300 million to 500 million and to create a new class of Preferred Stock and authorize the Company to issue up to 100 million shares of preferred stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 7, 2017, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our two other most highly-compensated executive officers serving as such as of August 7, 2017, whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company (such individuals are hereafter referred to as the “Named Executive Officers”), and all of our current directors and executive officers serving as a group;

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares Beneficially Owned(2)

Named Executive Officers and Directors
Jason Lane, Chief Executive Officer, Director, Chairman of the Board(3)	238,095	0.1%
Thomas Bundros, Director, Chairman of the Audit Committee(4)	4,498,140	1.9%
Don Dickson, Director(5)	2,209,156	1.0%
Eric Bunting, Director(6)	7,532,428	3.3%
Gary Buchler, Director(7)	275,105	0.1%
Richard Munn, Director(8)	355,750	0.2%
William Green, Director(9)	20,428	0.0%
Named Executive Officers not serving as Directors
Michael McMullen, Chief Financial Officer(10)	425,000	0.2%
All current directors and executive officers as a group	15,554,103	6.7%
___________________
(1)	Unless otherwise indicated, the address of each listed person is c/o QS Energy, Inc., 23902 FM 2978, Tomball, Texas 77375.
(2)	Percentage of beneficial ownership is based upon 230,914,605 shares of our common stock outstanding as of August 7, 2017 Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Mr. Lane was issued options in April 2017 under his employment contract to purchase 3,000,000 shares of common stock of the Company at prices ranging from $0.15 to $0.40 per share, vesting in one and two years, and expiring ten years from the date of issuance. Mr. Lane was issued options in April 2017 under the Company’s Board of Directors compensation policy to purchase 535,714 shares of common stock at an exercise price of 0.07 per share, vesting monthly over nine months, and expiring ten years from the date of issuance.
(4)	Mr. Bundros, as a Member of the Board and, beginning effective April 1, 2017, Chairman of the Audit Committee of the Board, was issued options to purchase 1,912,426 shares common stock under the Company’s Board of Directors compensation policy from January 2015 through April 2017 at prices ranging from $0.05 to $0.46 per share, vesting over periods of up to one year, and expiring ten years from the date of issuance. In July 2017, Mr. Bundros was issued 2,200,000 shares of common stock on the conversion of a convertible note at $0.10 per share and was issued a warrant to purchase 1,100,000 shares of common stock at $0.10 per share which expires in July 2018.

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(5)	Mr. Dickson was issued options to purchase 1,427,153 shares common stock under the Company’s Board of Directors compensation policy from August 2014 through January 2017 at prices ranging from $0.05 to $1.71 per share, vesting over periods of up to one year, and expiring ten years from the date of issuance.
(6)	Dr. Bunting was issued options to purchase 535,714 shares of common stock in April 2017 under the Company’s Board of Directors compensation policy to purchase at an exercise price of 0.07 per share, vesting monthly over nine months, and expiring ten years from the date of issuance. In July 2017, Dr. Bunting exercised the vested portion of this option, purchasing 178,002 shares of common stock at a price of $0.07 per share. In July 2017, Dr. Bunting also exercised his right to purchase 550,000 shares of common stock at a price of $0.05 per share under a warrant. As of the Record Date, Dr. Bunting owns 6,432,428 shares of common stock. In addition, Dr. Bunting has the right to convert the balance due under a convertible note to 1,100,000 shares of common stock at a conversion price of $0.05 per share.
(7)	Mr. Buchler was issued options to purchase 250,000 shares of common stock in May 2017 under the Company’s Board of Directors compensation policy to purchase at an exercise price of 0.13 per share, vesting monthly over eight months commencing May 31, 2017, and expiring ten years from the date of issuance. In August 2017, Mr. Buchler exercised the vested portion of this option, purchasing 93,750 shares at $0.13 per share. In addition, in August 2017, Mr. Buchler purchase 181,355 shares of restricted common stock at $0.2085 per share from the Company in an unregistered private offering.
(8)	Mr. Munn was issued options to purchase 250,000 shares of common stock in May 2017 under the Company’s Board of Directors compensation policy to purchase at an exercise price of 0.13 per share, vesting monthly over eight months commencing May 31, 2017, and expiring ten years from the date of issuance. Mr. Munn owns 262,000 shares of common stock, and holds a warrant under which he has the right to purchase 110,000 shares of common stock at a price of $0.05 per share.
(9)	Mr. Green was issued options to purchase 122,567 shares of common stock in July 2017 under the Company’s Board of Directors compensation policy to purchase at an exercise price of 0.19 per share, vesting monthly over eight months commencing July 14, 2017, and expiring ten years from the date of issuance.
(10)	Mr. McMullen was issued options to purchase 800,000 shares common stock as employee compensation from May 2015 through April 2017 at prices ranging from $0.07 to $0.80 per share, vesting over periods of up to two years, and expiring ten years from the date of issuance.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers, as well as the compensation earned by former executive officer, Greggory Bigger, who resigned from all positions with the Company effective April 1, 2017:

Summary Compensation Table

		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Annual Compensation Salary ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)

Jason Lane (1)	2017	$150,000	$–	3,000,000	$–
Chief Executive Officer

Michael McMullen (2)	2017	$158,400	$–	250,000	$–
Chief Financial Officer	2016	158,400	–	500,000	–
	2015	158,400	–	50,000	–

Greggory Bigger (3)	2017	$290,000	$–	1,000,000	$–
Former Chief Executive Officer, President,	2016	290,000	–	114,583	–
and Chief Financial Officer	2015	290,000		263,158	–
______________________
(1)

Mr. Lane was appointed Chief Executive Officer (“CEO”) effective April 1, 2017. Mr. Lane’s annual base salary under his employment agreement as CEO is $150,000, for a two year term. Additionally, Mr. Lane will be entitled to a bonus for any leased-based contract for the Company’s AOT technology and for any sales or other non-leased contracts for the Company’s AOT technology sourced by Mr. Lane. The Company has also issued options (“Options”) to Mr. Lane to purchase 3,000,000 shares of restricted common stock of the Company. The Options shall vest pursuant to a two year vesting schedule, pursuant to which 500,000 of the Options, priced at $0.15 per share, and 500,000 of the Options priced at $0.25 per share, shall vest on April 1, 2018; thereafter, 1,000,000 of the Options, priced at $0.30 per share and 1,000,000 of the Options priced at $0.40 per share shall vest on April 1, 2019. Please see the section below under the title Employment Agreements for greater detail concerning Mr. Lane’s Employment Agreement with the Company.

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(2)

Mr. McMullen was appointed Chief Financial Officer (“CFO”) effective April 1, 2017. Mr. McMullen’s annual base salary under his employment agreement as CFO is $158,400, for a two year term. The Company has also issued options (“Options”) to Mr. McMullen to purchase 250,000 shares of restricted shares of common stock of the Company at a per share exercise price equal to the stock price listed on the OTCBB market at market close on April 3, 2017. 125,000 of the Options vested on April 1, 2017, and 125,000 Options shall vest on April 1, 2018. Please see the section below under the title Employment Agreements for greater detail concerning Mr. Lane’s Employment Agreement with the Company.

From January 2014 through March 2017, prior to his appointment as CFO, Mr. McMullen served as Controller of the Company, Mr. McMullen was under an at-will contract at an annual salary rate of $158,400. As Controller, Mr. McMullen was issued options to purchase 550,000 shares common stock as employee compensation from May 2015 through May 2016 at prices ranging from $0.18 to $0.80 per share, vesting over periods of up to two years, and expiring ten years from the date of issuance.

(3)

On February 1, 2012, Mr. Bigger was appointed Chief Financial Officer. In 2012, Mr. Bigger received options for 4,000,000 exercisable at $0.25 per share, vesting over four years. Of the 4,000,000 options, 500,000 vested on February 1, 2012, 500,000 vested on February 1 2013, 1,000,000 vested on February 1, 2014, 1,000,000 vested on February 1, 2015, and 1,000,000 vested on February 1, 2016. On March 10, 2016, the Board of Directors agreed to amend Mr. Bigger’s employment contract, effective March 10, 2016, such that the contract will terminate on March 8, 2019, the business day immediately preceding the third anniversary of the effective date of the amendment. Prior to this amendment, Mr. Bigger’s contract was scheduled to terminate on January 31, 2017, subject to automatic one-year extensions of the contract.

From January 2015 through January 2017, Mr. Bigger was issued options under the Company’s Board compensation policy to purchase 1,350,741 shares of common stock at prices ranging from $0.05 to $0.48 per share, vesting over a one year period, and expiring ten years from the date of issuance.

Mr. Bigger resigned from all positions with the Company effective on April 1, 2017. As part of a separation agreement with Mr. Bigger, the Company agreed to pay him a total of $613,000 on an equal installment basis over 24 months. In addition, the Company also immediately vested the stock options granted to him in January 2017 to purchase 1,000,000 shares of common stock at $0.05 per share.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers and Former Control Persons during the 2016 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers or Former Control Persons during the 2016 fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2016	Exercise or Base Price Per Share	Expiration Date
Greggory Bigger	263,158	32.8%	$0.19	1/4/2026

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AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

No options were exercised by any of the Named Executive Officers or Greggory Bigger, former Chief Executive Officer, President, and Chief Financial Officer during the 2016 fiscal year. The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options which the Named Executive Officers and Mr. Bigger held at the end of the 2016 fiscal year.

	Shares	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options ($)(1)
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jason Lane	–	$–	–	–	$–	$–
Greggory Bigger	–	$–	5,462,592	–	$–	$–
Michael McMullen	–	$–	425,000	375,000	$–	$–

______________________

(1)	Market value of our common stock at fiscal year-end minus the exercise price. The closing price of our common stock on December 31, 2016 the last trading day of the year was $0.05 per share.

EQUITY COMPENSATION PLAN INFORMATION FOR 2016

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	–	$–	–

Equity compensation plans not approved by security holders	6,500,000	$0.05	–

Total	6,500,000	$0.05	–

Certain Relationships and Related Transactions

As of December 31, 2016 and 2015, total accrued expenses – related parties amounted to $135,000 and $191,000, respectively. Included in these accruals are the unpaid salaries to a former President and current member of the Company’s Board of Directors of $15,000 and $75,000, respectively. The Company agreed to a monthly payment of $5,000 to the current Board member until his unpaid salary is fully settled.

In addition, certain executive officers and Directors of the company have acquired common stock of the Company, as well as convertible notes, options and warrants that are convertible into common stock, under the Board Compensation Policy of the Company, approved on June 19, 2015, and otherwise. Such acquisitions are reported in Company Director filings under SEC Forms 3 and 4.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, if any, we believe that all reporting requirements under Section 16(a) for the 2016 fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

ANNUAL REPORT ON FORM 10-K

We filed our Annual Report on Form 10-K with the SEC on March 31, 2017. We filed our Quarterly Report on Form 10-Q with the SEC on May 15, 2017. Stockholders may obtain additional copies of the 10-K or 10-Q and the exhibits thereto, on our website at www.qsenergy.com or at www.sec.gov. Copies are also available to Stockholders, without charge, by writing to the Corporate Secretary at our principal executive office at 23902 FM 2978, Tomball, Texas 77375. Neither our Annual Report to Stockholders on Form 10-K nor our Quarterly Report to Stockholders on Form 10-Q is to be regarded as soliciting material or as a communication by means of which any solicitation of consents is to be made.

It is important that your shares be represented, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING CONSENT IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,

/s/Jason Lane
Jason Lane Chief Executive Officer and Chairman

August 9, 2017

Tomball, Texas

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QS ENERGY, INC.

CONSENT SOLICITATION

Your written consent is solicited by the Board of Directors of QS Energy, Inc. (the “Company”) to take action without a meeting of our stockholders. By signing this consent, you revoke all prior consents, acknowledge receipt of the Notice of Consent Solicitation and Consent Solicitation Statement, and vote via written consent all your shares of common stock of QS Energy, Inc. which you are entitled to vote, on the proposal shown below (the “Proposal”).

The shares of stock you hold in your account will be voted via written consent as you specify below. If no choice is specified, the consent will be voted for the Proposal.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS CONSENT TO THE PROPOSAL.

Please mark, sign and date your consent solicitation card and return it today in the postage-paid envelope provided, or via fax or email to:

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
Attention: Proxy Department

Fax #775-322-5623 or stocktransfer@natco.org

THIS CONSENT MUST BE RETURNED BY October 6, 2017.

PROPOSAL to approve an amendment to the Articles of Incorporation of the Company to increase the Company’s authorized shares of common stock from 300 million to 500 million and to create a new class of preferred stock and authorize the Company to issue up to 100 million shares of preferred stock

☐	CONSENT	☐	WITHHOLD CONSENT	☐	ABSTAIN

THIS CONSENT, WHEN PROPERLY EXECUTED AND DELIVERED, AND UNLESS TIMELY REVOKED, WILL BECOME EFFECTIVE WHEN THE COMPANY PUBLICLY ANNOUNCES THAT SUFFICIENT CONSENTS ARE RECEIVED BY THE COMPANY TO APPROVE THE PROPOSAL.

Date:

Signature

Signature (if joint or common ownership)

Please sign exactly as your name(s) appears on the Consent. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Consent. If a partnership, please sign partnership name by authorized person.

For address change: Mark Box and indicate changes below:	☐

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